CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated April 22, 2009, accompanying the financial statements of New York Insured Municipals Income Trust, Series 193 and Ohio Insured Municipals Income Trust, Series 147 (included in Van Kampen Unit Trusts, Municipal Series 630) as of December 31, 2008, and for the period from January 23, 2007 (date of deposit) through December 31, 2007 and for the year ended and the financial highlights for the period from January 23, 2007 (date of deposit) through December 31, 2007 and for the year ended December 31, 2008, contained in this Post-Effective Amendment No. 2 to Form S-6 (File No. 333-137431) and Prospectus.

     We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

GRANT THORNTON LLP

New York, New York
April 22, 2009